Strategic Partners Mutual Funds, Inc.
For the period ended 04/30/05
File number 811-08085

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS MUTUAL FUNDS, INC.
Strategic Partners Small Cap Growth Opportunity Fund
Strategic Partners Managed Small Cap Growth Fund

Supplement Dated January 18, 2005
Prospectus and Statement of Additional Information (SAI)
Dated March 1, 2004

The Board of Directors of Strategic Partners Mutual
Funds, Inc., on behalf of Strategic Partners Small Cap
Growth Opportunity Fund (Opportunity Fund), and Strategic
Partners Managed Small Cap Growth Fund (Growth Fund)
(collectively, the Funds) has recently approved several matters with respect to the management and operations of the Funds. Each of the matters is described and explained below:

Replacement of Existing Sub-advisor. The current sub-advisor to the Opportunity Fund is State Street
Research and Management Company ("State Street").  The
Board of Directors has approved the termination of the sub-advisory agreement between Prudential Investments LLC
("PI") and American Skandia Investment Services, Inc.
("ASISI" and together with PI, the "Investment Manager") and State Street with respect to the Opportunity Fund effective at the close of business on or about January 21, 2005. The Board of Directors has approved a new sub-advisory agreement between PI, ASISI and Deutsche
Asset Management, Inc. ("Deutsche") with respect to the Opportunity Fund, to become effective on or about
January 21, 2005. Shareholders of the Opportunity Fund will be sent an information statement containing more detailed information about Deutsche and the reasons for the Investment Manager's retention of Deutsche.

Accordingly, effective on or about January 21, 2005, all references in the Prospectus and SAI to State Street with respect to Opportunity Fund are hereby replaced by references to Deutsche. In addition, the indicated sections of the Prospectus and SAI are replaced as set forth below:

The section entitled "Risk / Return Summary-Principal
Investment Strategies" is hereby replaced as follows:

FUND:                  INVESTMENT GOAL:     PRIMARY INVESTMENTS:

Strategic Partners     Maximum capital      The Fund invests
Small-Cap Growth           growth           primarily in equity
Opportunity Fund                            securities of small
                                            capitalization
                                            companies included in
                                            the Russell 2000
                                            Growth Index.

The Strategic Partners Small Cap Growth Opportunity
Fund will invest, under normal circumstances, at least
80% of the value of its assets in small capitalization companies. The Fund pursues its investment objective by normally investing primarily in the equity securities of small-sized companies included in the Russell 2000
Growth Index. Equity securities include common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights. The Sub-advisor employs an investment strategy that seeks to maintain a portfolio of equity securities which approximates the market risk of those stocks included in the Russell
2000 Growth Index, but which outperforms the Russell
2000 Growth Index through active stock selection.  The
Russell 2000 Growth Index is a market capitalization index that measures the performance of small-sized companies with above average growth prospects. As of December 31, 2004, the average market capitalization of the companies in the Russell 2000 Growth Index was $1.03 billion and the median market capitalization was $522
million.  The size of the companies in the Russell 2000
Growth Index will change with market conditions. The targeted tracking error of this Fund is 4% with a normal deviation of +/- 1%. It is possible that the deviation may be higher. For purposes of this Fund, the strategy of attempting to correlate a stock portfolio's market risk with that of a particular index, in this case the Russell 2000 Growth Index, while improving upon the return of the same index through active stock selection, is called a "managed alpha" strategy.

The Sub-advisor considers a number of factors in determining whether to invest in a growth stock, including earnings growth rate, analysts' estimates of future earnings and industry-relative price multiples. Other factors are net income growth versus cash flow growth as well as earnings and price momentum. In the selection of investments, long-term capital appreciation will take precedence over short range market fluctuations. However, the Fund may occasionally make investments for short-term capital appreciation. Current income will not be a significant factor in selecting investments.


The section of the Prospectus entitled "Investment Programs of the Funds" is hereby replaced as follows:

Investment Objective: The investment objective of the Fund is to seek maximum growth of investors' capital from a portfolio primarily of growth stocks of smaller companies.

Principal Investment Policies and Risks:

The Fund will have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in small capitalization companies. The 80% investment requirement applies at the time the Fund invests its assets.

The Fund pursues its investment objective by normally investing primarily in the equity securities of small-sized companies included in the Russell 2000 Growth Index.
Equity securities include common stocks and securities convertible into or exchangeable for common stocks, including warrants and rights. The Sub-advisor employs an investment strategy that seeks to maintain a portfolio of equity securities which approximates the market risk of those stocks included in the Russell 2000 Growth Index, but which outperforms the Russell 2000 Growth Index through active stock selection. The Russell 2000 Growth Index is a market capitalization index that measures the performance of small-sized companies with above average growth prospects.
As of December 31, 2004, the average market capitalization of the companies in the Russell 2000 Growth Index was $1.03 billion and the median market capitalization was $522 million. The size of the companies in the Russell 2000 Growth Index will change with market conditions. The targeted tracking error of this Fund is 4% with a normal deviation of +/- 1%.
It is possible that the deviation may be higher. For purposes of this Fund, the strategy of attempting to correlate a stock portfolio's market risk with that of a particular index, in this case the Russell 2000 Growth Index, while improving upon the return of the same index through active stock selection, is called a "managed alpha" strategy.

The Sub-advisor considers a number of factors in determining whether to invest in a growth stock, including earnings growth rate, analysts' estimates of future earnings and industry-relative price multiples. Other factors are net income growth versus cash flow growth as well as earnings and price momentum. In the selection of investments, long-term capital appreciation will take precedence over short range market fluctuations. However, the Fund may occasionally make investments for short-term capital appreciation. Current income will not be a significant factor in selecting investments.

Like all common stocks, the market values of the common stocks held by the Fund can fluctuate significantly, reflecting the business performance of the issuing company, investor perception or general economic or financial market movements. Because of the Fund's focus on the stocks of smaller growth companies, investment in the Fund may involve substantially greater than average share price fluctuation and investment risk. A fund focusing on growth stocks will generally involve greater risk and share price fluctuation than a fund investing primarily in value stocks. While the Fund attempts to outperform the Russell 2000 Growth Index, it is not expected that any outperformance will be substantial. The Fund also may underperform the Russell 2000 Growth Index over short or extended periods.

In addition, investments in securities of smaller companies are generally considered to offer greater opportunity for appreciation and to involve greater risk of depreciation than securities of larger companies. Smaller companies often have limited product lines, markets or financial resources, and they may be dependent upon one or a few key people for management. Because the securities of small-cap companies are not as broadly traded as those of larger companies, they are often subject to wider and more abrupt fluctuations in market price. Additional reasons for the greater price fluctuations of these securities include the less certain growth prospects of smaller firms and the greater sensitivity of small companies to changing economic conditions.

Other Investments:

In addition to investing in common stocks, the Fund may also invest to a limited degree in preferred stocks and debt securities when they are believed by the Sub-advisor to offer opportunities for capital growth. Other types of securities in which the Fund may invest include:

Foreign Securities. The Fund may invest in securities of foreign issuers in the form of depositary receipts or that are denominated in U.S. dollars. Foreign securities in which the Fund may invest include any type of security consistent with its investment objective and policies. The prices of foreign securities may be more volatile than those of domestic securities.

Options, Financial Futures and Other Derivatives. The Fund may deal in options on securities and securities indices, which options may be listed for trading on a national securities exchange or traded over-the-counter. Options transactions may be used to pursue the Fund's investment objective and also to hedge against currency and market risks, but are not intended for speculation. The Fund may engage in financial futures transactions on commodities exchanges or boards of trade in an attempt to hedge against market risks.

In addition to options and financial futures, the Fund may invest in a broad array of other "derivative" instruments in an effort to manage investment risk, to increase or decrease exposure to an asset class or benchmark (as a hedge or to enhance return), or to create an investment position indirectly. The types of derivatives and techniques used by the Fund may change over time as new derivatives and strategies are developed or as regulatory changes occur.

Additional information about the other investments that the Fund may make and their risks is included below under "Certain Risk Factors and Investment Methods."

Temporary Investments. When a defensive position is deemed advisable because of prevailing market conditions, the Fund may invest without limit in high grade debt securities, commercial paper, U.S. Government securities or cash or cash equivalents, including repurchase agreements. While the Fund is in a defensive position, the opportunity to achieve its investment objective of maximum capital growth will be limited.


The section of the Prospectus entitled "Management of the Funds -- The Sub-Advisors" is revised by deleting references to management of the Opportunity Fund in the sub-section relating to State Street and substituting a new sub-section relating to Deutsche as follows:

Deutsche Asset Management, Inc. ("Deutsche"), 345 Park
Avenue, New York, New York 10154, serves as Sub-Advisor for the Strategic Partners Small Cap Growth Opportunity Fund. Deutsche was founded in 1838 as Morgan Grenfell Inc. and has provided asset management services since 1953. As of November 30, 2004, as part of Deutsche Asset Management Group ("DeAM"), Deutsche managed approximately $38.6 billion of DeAM's $697 billion in assets.

Janet Campagna and Robert Wang are the co-portfolio managers for the Strategic Partners Small Cap Growth Opportunity Fund. They have been managing the Fund since January, 2005 Ms. Campagna, a Managing Director, joined Deutsche in 1999 and is head of global and tactical asset allocation. Prior to joining Deutsche, she served as investment strategist and manager of the asset allocation strategies group for Barclays Global Investors from 1994 to 1999. Mr. Wang, a Managing Director, joined Deutsche in 1995 as portfolio manager for asset allocation and serves as senior portfolio manager for multi asset class quantitative strategies.

The Section of the Statement of Additional Information (SAI) entitled "Investment Programs of the Funds" is hereby replaced as follows:

Investment Objective: The investment objective of the Fund is to seek maximum appreciation of investors' capital from a portfolio primarily of growth stocks of smaller companies.

Investment Policies:

Options. The Fund may write (sell) call options on securities as long as it owns the underlying securities subject to the option, or an option to purchase the same underlying securities having an exercise price equal to or less than the exercise price of the option, or will establish and maintain with the Fund's custodian for the term of the option a segregated account consisting of cash or other liquid securities ("eligible securities") to the extent required by applicable regulation in connection with the optioned securities. The Fund may write put options provided that, so long as the Fund is obligated as the writer of the option, the Fund owns an option to sell the underlying securities subject to the option having an exercise price equal to or greater than the exercise price of the option, or it deposits and maintains with the custodian in a segregated account eligible securities having a value equal to or greater than the exercise price of the option. The premium received for writing an option will reflect, among other things, the current market price of the underlying security, the relationship of the exercise price to such market price, the price volatility of the underlying security, the option period, supply and demand and interest rates.
The Fund may write or purchase spread options, which are options for which the exercise price may be a fixed dollar spread or yield spread between the security underlying the option and another security that is used as a benchmark.
The exercise price of an option may be below, equal to or above the current market value of the underlying security at the time the option is written. The Fund may write
(sell) call and put options on up to 25% of net assets and may purchase put and call options provided that no more than 5% of its net assets may be invested in premiums on such options.

If a secured put option expires unexercised, the writer realizes a gain from the amount of the premium, plus the interest income on the securities in the segregated account. If the secured put writer has to buy the underlying security because of the exercise of the put option, the secured put writer incurs an unrealized loss to the extent that the current market value of the underlying security is less than the exercise price of the put option. However, this would be offset in whole or in part by gain from the premium received and any interest income earned on the securities in the segregated account.

For an additional discussion of investing in options and the risks involved therein, see this Statement and the Company's Prospectus under "Certain Risk Factors and
Investment Methods."

Over-the-Counter Options. The Fund may deal in over-the-counter traded options ("OTC options"). Unlike exchange-traded options, OTC options are transacted directly with dealers and not with a clearing corporation.
Since there is no exchange, pricing is normally done by reference to information from market makers, which information is carefully monitored by the Sub-advisor and verified in appropriate cases. In writing OTC options, the Fund receives the premium in advance from the dealer.
OTC options are available for a greater variety of securities or other assets, and for a wider range of expiration dates and exercise prices, than exchange-traded options.

The staff of the SEC takes the position that purchased OTC options and the assets used as "cover" for written OTC options are illiquid securities. Accordingly, the Fund will only engage in OTC options transactions with dealers that have been specifically approved by the Sub-advisor. The Sub-advisor believes that the approved dealers should be able to enter into closing transactions if necessary and, therefore, present minimal credit risks to the Fund. The Sub-advisor will monitor the creditworthiness of the approved dealers on an on-going basis. The Fund currently will not engage in OTC options transactions if the amount invested by the Fund in OTC options, plus a "liquidity charge" related to OTC options written by the Fund, plus the amount invested by the Fund in other illiquid securities, would exceed 15% of the Fund's net assets. The "liquidity charge" referred to above is computed as described below.

The Fund anticipates entering into agreements with dealers to which the Fund sells OTC options. Under these agreements the Fund would have the absolute right to repurchase the OTC options from the dealer at any time at a price no greater than a price established under the agreements (the "Repurchase Price"). The "liquidity charge" referred to above for a specific OTC option transaction will be the Repurchase Price related to the OTC option less the intrinsic value of the OTC option. The intrinsic value of an OTC call option for such purposes will be the amount by which the current market value of the underlying security exceeds the exercise price. In the case of an OTC put option, intrinsic value will be the amount by which the exercise price exceeds the current market value of the underlying security. If there is no such agreement requiring a dealer to allow the Fund to repurchase a specific OTC option written by the Fund, the "liquidity charge" will be the current market value of the assets serving as "cover" for such OTC option.

Options on Securities Indices. The Fund, as part of its options transactions, may also use options on securities indices in an attempt to hedge against market conditions affecting the value of securities that the Fund owns or intends to purchase, and not for speculation. When the Fund writes an option on a securities index, it will be required to deposit with its custodian and mark-to-market eligible securities to the extent required by applicable regulation. Where the Fund writes a call option on a securities index at a time when the contract value exceeds the exercise price, the Fund will also segregate and mark-to-market, until the option expires or is closed out, cash or cash equivalents equal in value to such excess. The Fund may also purchase and sell options on indices other than securities indices, as available, such as foreign currency indices. Because index options are settled in cash, a call writer cannot determine the amount of its settlement obligations in advance and, unlike call writing on specific securities, cannot cover its potential settlement obligations by acquiring and holding the underlying securities. Index options involve risks similar to those risks relating to transactions in financial futures contracts described below.

For an additional discussion of investing in OTC options and options on securities indices, and the risks involved therein, see this Statement and the Company's Prospectus under "Certain Risk Factors and Investment Methods."

Financial Futures Contracts and Related Options. The Fund may enter into financial futures contracts. This investment technique is designed primarily to hedge (i.e. protect) against anticipated future changes in market conditions or foreign exchange rates which otherwise might affect adversely the value of securities or other assets which the Fund holds or intends to purchase. For example, when the near-term market view is bearish but the portfolio composition is judged satisfactory for the longer term, exposure to temporary declines in the market may be reduced by entering into futures contracts to sell securities or the cash value of an index. Conversely, where the near-term view is bullish, but the Fund is believed to be well positioned for the longer term with a high cash position, the Fund can hedge against market increases by entering into futures contracts to buy securities or the cash value of an index. In either case, the use of futures contracts would tend to minimize portfolio turnover and facilitate the Fund's pursuit of its investment objective. Also, if the Fund owned long-term bonds and interest rates were expected to rise, it could sell financial futures contracts. If interest rates did increase, the value of the bonds held by the Fund would decline, but this decline would be offset in whole or in part by an increase in the value of the Fund's futures contracts. If, on the other hand, long-term interest rates were expected to decline, the Fund could hold short-term debt securities and benefit from the income earned by holding such securities, while at the same time the Fund could purchase futures contracts on long-term bonds or the cash value of a securities index. Thus, the Fund could take advantage of the anticipated rise in the value of long-term bonds without actually buying them. The futures contracts and short-term debt securities could then be liquidated and the cash proceeds used to buy long-term bonds. At the time of delivery, in the case of a contract relating to fixed income securities, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate than that specified in the contract. In some cases, securities to be delivered under a futures contract may not have been issued at the time the contract was written.

The market prices of futures contracts may be affected by certain factors. If participants in the futures market elect to close out their contracts through offsetting transactions rather than meet margin requirements, distortions in the normal relationship between the assets and futures market could result. Price distortions also could result if investors in futures contracts decide to make or take delivery of underlying securities or other assets rather than engage in closing transactions because of the resultant reduction in the liquidity of the futures market. In addition, because margin requirements in the futures market are less onerous than margin requirements in the cash market, increased participation by speculators in the futures market could cause temporary price distortions. Due to the possibility of these price distortions and because of the imperfect correlation between movements in the prices of securities or other assets and movements in the prices of futures contracts, a correct forecast of market trends by the Sub-advisor still may not result in a successful hedging transaction.

The Fund may purchase and write call and put options on financial futures contracts. Options on futures contracts involve risks similar to those risks relating to transactions in financial futures contracts. The Fund will not enter into any futures contracts or options on futures contracts if the aggregate of the contract value of the outstanding futures contracts of the Fund and futures contracts subject to outstanding options written by the Fund would exceed 50% of the total assets of the Fund. For an additional discussion of investing in financial futures contracts and options on financial futures contracts and the risks involved therein, see this Statement and the Fund's Prospectus under "Certain Risk Factors and Investment Methods."

Section 4(2) Paper. The Fund may invest in commercial paper issued by major corporations under the Securities Act of 1933 in reliance on the exemption from registration afforded by Section 3(a)(3) thereof. Such commercial paper may be issued only to finance current transactions and must mature in nine months or less. Such commercial paper is traded primarily by institutional investors through investment dealers, and individual investor participation in the commercial paper market is very limited. The Fund also may invest in commercial paper issued in reliance on the so-called "private placement" exemption from registration afforded by Section 4(2) of the Securities Act of 1933 ("Section 4(2) paper"). Section
4(2) paper is restricted as to disposition under the federal securities laws, and generally is sold to institutional investors, such as the Fund, who agree that they are purchasing the paper for investment and not with a view to public distribution. Any resale by the purchaser must be in an exempt transaction. Section 4(2) paper normally is resold to other institutional investors through or with the assistance of the issuer or investment dealers who make a market in the Section 4(2) paper, thus providing liquidity.
Section 4(2) paper will be considered illiquid, and subject to the Fund's limitation on investing in illiquid securities, unless the Sub-advisor determines such Section 4(2) paper to be liquid under guidelines established by the Board of Directors of the Company.

Collateralized Obligations. The Fund may invest in asset-backed and mortgage-backed securities, including interest only ("IO") and principal only ("PO") securities (collectively, "collateralized obligation"). A collateralized obligation is a debt security issued by a corporation, trust or custodian, or by a U.S. Government agency or instrumentality, that is collateralized by a portfolio or pool of mortgages, mortgage pass-through securities, U.S. Government securities or other assets. Collateralized obligations, depending on their structure and the rate of prepayments, can be volatile.

The Fund will currently invest in only those collateralized obligations that are fully collateralized and would not materially alter the risk profile of the Fund. Fully collateralized means that the collateral will generate cash flows sufficient to meet obligations to holders of the collateralized obligations under even the most conservative prepayment and interest rate projections. Thus, the collateralized obligations are structured to anticipate a worst case prepayment condition and to minimize the reinvestment rate risk for cash flows between coupon dates for the collateralized obligations. A worst case prepayment condition generally assumes immediate prepayment of all securities purchased at a premium and zero prepayment of all securities purchased at a discount. Reinvestment rate risk may be minimized by assuming very conservative reinvestment rates and by other means such as by maintaining the flexibility to increase principal distributions in a low interest rate environment. The effective credit quality of the collateralized obligations in such instances is the credit quality of the issuer of the collateral. The requirements as to collateralization are determined by the issuer or sponsor of the collateralized obligation in order to satisfy rating agencies, if rated. The Fund does not currently intend to invest more than 5% of its total assets in collateralized obligations.

Because some collateralized obligations are issued in classes with varying maturities and interest rates, the investor may obtain greater predictability of maturity through these collateralized obligations than through direct investments in mortgage pass-through securities. Classes with shorter maturities may have lower volatility and lower yield while those with longer maturities may have higher volatility and higher yield. Payments of principal and interest on the underlying collateral securities are not passed through directly to the holders of these collateralized obligations. Rather, the payments on the underlying portfolio or pool of obligations are used to pay interest on each class and to retire successive maturities in sequence. These relationships may in effect "strip" the interest payments from principal payments of the underlying obligations and allow for the separate purchase of either the interest or the principal payments, sometimes called interest only ("IO") and principal only ("PO") securities. By investing in IOs and POs, an investor has the option to select from a pool of underlying collateral the portion of the cash flows that most closely corresponds to the investor's forecast of interest rate movements.

Collateralized obligations are designed to be retired as the underlying obligations are repaid. In the event of prepayment on or call of such securities, the class of collateralized obligation first to mature generally will be paid down first. Although in most cases the issuer of collateralized obligations will not supply additional collateral in the event of such prepayment, there generally will be sufficient collateral to secure collateralized obligations that remain outstanding. Governmentally-issued and privately-issued IO's and PO's will be considered illiquid for purposes of the Fund's limitation on illiquid securities unless they are determined to be liquid under guidelines established by the Board of Directors.

In reliance on an interpretation by the SEC, the Fund's investments in certain qualifying collateralized obligations are not subject to the limitations in the 1940 Act regarding investments by a registered investment company, such as the Fund, in another investment company.

Inverse Floaters. The Fund may also invest in "inverse floaters."
These inverse floaters are more volatile than conventional fixed or floating rate collateralized obligations, and their yield and value will fluctuate in inverse proportion to changes in the index upon which rate adjustments are based. As a result, the yield on an inverse floater will generally increase when market yields (as reflected by the index) decrease and decrease when market yields increase. The extent of the volatility of inverse floaters depends on the extent of anticipated changes in market rates of interest. Generally, inverse floaters provide for interest rate adjustments based upon a multiple of the specified interest index, which further increases their volatility. The degree of additional volatility will be directly proportional to the size of the multiple used in determining interest rate adjustments. Currently, the Fund does not intend to invest more than 5% of its net assets in inverse floaters.

For an additional discussion of investing in collateralized obligations and the risks involved therein, see this Statement and the Trust's Prospectus under "Certain Risk Factors and Investment Methods."

Investment Policies Which May Be Changed Without Shareholder Approval. The following limitations are applicable to the Strategic Partners Managed Small-Cap Growth Fund. These limitations are not "fundamental" restrictions and may be changed without shareholder approval. The
Fund will not:


1. Change its policy to invest at least 80% of the value of its assets in small capitalization companies unless it provides 60 days prior written notice to its shareholders.

2. Invest for the purpose of exercising control or management of another issuer.

3. Purchase securities of other investment companies, except in compliance with the 1940 Act.

4.  Invest more than 15% of its net assets in illiquid securities.


Proposed Reorganization of Opportunity Fund. The Board of Directors also recently approved a proposal to exchange the assets and liabilities of Opportunity Fund for shares of Growth Fund. Under the proposal, shares of each class of the Opportunity Fund would be exchanged at net asset value for identical share classes of equivalent value of Growth Fund.

The transfer is subject to approval by the shareholders of Opportunity Fund. A shareholders' meeting is scheduled to be held in March 2005. It is anticipated that a proxy statement/prospectus relating to the transaction will be mailed to Opportunity Fund's shareholders in January 2005.

Under the terms of the proposal, shareholders of Opportunity
Fund would become shareholders of Growth Fund. No sales charges would be imposed on the proposed transfer. Strategic Partners Mutual Funds, Inc. anticipates obtaining an opinion of counsel that the transaction will not result in gain or loss to shareholders of Opportunity Fund for federal income tax purposes.

Multi-Manager Structure. Growth Fund is presently subadvised by a single sub-adviser (Deutsche). The Board of Directors has authorized PI and ASISI to retain more than a single subadviser to manage the Fund's assets, with the permission of the Board of Directors. Accordingly, the Board of Directors has authorized the preparation and filing of an amendment to the Fund's registration statement with the Securities and Exchange Commission to that effect.